Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS

CONTACTS:

Joseph R. Stagliano Executive Vice President and President of Retail Community Banking 607.337.6239 / jstagliano@nbtbank.com	Florence R. Doller Senior Vice President and Director of Corporate Communications 607.337.6118 / fdoller@nbtbank.com

NBT’S TECHNOLOGY ROADMAP TRANSFORMING USER EXPERIENCE IN 2020 AND BEYOND

NORWICH, NY (February 12, 2020) – NBT Bancorp Inc. (“NBT” or “the Company”) (NASDAQ: NBTB) has executed on digital initiatives based on a technology roadmap with the objective of delivering features and functionality customers want and need. This roadmap includes the 2020 implementation of several digital initiatives across multiple business lines that will continue to transform the experience NBT delivers to its customers and employees.

“All of our customers expect ever-increasing flexibility, accessibility and speed to manage their finances,” said NBT President and CEO John H. Watt, Jr. “Strong adoption of our mobile and online banking services and recognitions like our high ranking on the Forbes 2019 World’s Best Banks list and the 2019 Greenwich Awards in Small Business Banking and Middle Market Banking indicate our customer-first approach to NBT’s digital evolution is being well received. In 2020 and beyond, we will further elevate the customer experience as we implement a series of important digital initiatives that will create efficiencies, increase the scalability of our operations, and support our focus on enhanced resiliency and cybersecurity.”

In the first quarter of 2020, NBT will introduce Zelle® within its mobile and online experiences to enable customers to make fast, safe and easy person-to-person (P2P) payments. In 2020, the Company will also launch a single platform for digital banking called Architect™ from Fiserv in 2020 to deliver a consistent experience across all online and mobile channels and provide customers with access to greater functionality. Importantly, Architect can allow NBT to respond to customer needs and deliver new capabilities faster through in-house development and the use of application programming interfaces (APIs).

For small business clients, NBT will launch a new online loan application. Additionally, NBT will expand use of e-signatures and has started to offer small business loans where approval and funding occur swiftly in order to compete with other technology-enhanced lending platforms.

A best-in-class loan origination system will be implemented for all types of home lending in 2020. Encompass® by EllieMae® will support all customer-facing and bank processes to provide a streamlined experience for borrowers. The use of integrated services and e-signatures for home lending will make the process simpler and easier for customers.

Work is also underway to transform NBT’s commercial lending capabilities by streamlining and integrating commercial banking processes from end to end with the implementation of the industry-leading platform from the Company’s partner nCino.

“As the pace of change accelerates, we will continue to transform our company by focusing on the customer experience,” said NBT Executive Vice President and President of Retail Community Banking Joseph R. Stagliano, who leads NBT’s Operations and Retail Banking Divisions and serves as Chief Information Officer. “Our digital mindset is propelling our team to leverage data-driven insights and better understand our customers. This allows NBT to develop better solutions and connect with current and future customers via a more seamless delivery model.”

Digital initiatives are continuing to enhance the employee experience at NBT as technology investments have enabled team members from across divisions and geographies to engage more easily. Moreover, process automation continues to drive productivity and eliminate inefficiencies while providing the opportunity to focus on higher-impact activities.

Watt concluded, “Our accomplishments to date and the digital initiatives we have planned for 2020 and beyond are evidence that a bank of our size, which is locally-focused and committed to fostering strong customer relationships, can also be the bank of choice for current and future customers as we deliver the experiences and convenience they are seeking in an agile manner.”

In addition to these significant digital initiatives, the Company’s NBT Capital Management business unit recently introduced a new digital investment solution from Schwab Performance Technologies. Branded NBT Guided Investor, the solution offers fully-online investment management capabilities. Accounts can be opened in as little as ten minutes and are supported by a dedicated advisor.

Advisor services are offered through NBT Capital Management, a registered investment adviser. NBT Bank is not registered as an investment adviser. Investment adviser representatives of NBT Capital Management offer products and services using the name NBT Capital Management and may also be employees of NBT Bank. These products and services are being offered through NBT Capital Management, which is a separate entity from NBT Bank. Advisory services offered through NBT Capital Management are:

Not Insured by FDIC or Any other Government Agency	Not Bank Guaranteed	Not Bank Deposits or Obligations	May Lose Value

About NBT Bancorp Inc.
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $9.7 billion at December 31, 2019. The Company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 146 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Retirement Plan Services, based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.

Zelle and the Zelle related marks are wholly owned by Early Warning Services, LLC and are used herein under license.